                                                                 Exhibit 23.2


The Board of Directors
Health Administrative Services, Inc.:

We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated January 28, 1998, with respect to the balance sheet of Health Administration Services, Inc. as of December 18, 1997, and the related statements of income, changes in stockholders' equity and cash flows for the period from January 1, 1997 to December 18, 1997, which report appears in the Form 8-K of Century Business Services, Inc. dated February 20, 1998.


/s/ KPMG Peat Marwick LLP

Houston, Texas
February 20, 1998



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